EXHIBIT 14(b)

                                  [LETTERHEAD]

                          Independent Auditors' Consent

The Board of Directors
First American Investment Funds, Inc.:

We consent to the incorporation by reference in the registration statement on Form N-14 (the "Registration Statement") of First American Investment Funds, Inc. (the "Funds") of our report, dated November 13, 1998, relating to the statements of changes in net assets and the financial highlights of the Funds. We also consent to the reference to our Firm under the heading "Custodian; Transfer Agent; Counsel; Accountants" in the statement of additional information of the Funds dated January 31, 2000, which is incorporated by reference in the Registration Statement.


                                              /s/ KPMG LLP

                                              KPMG LLP

Minneapolis, Minnesota
June 30, 2000